EXHIBIT 10.25
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on January 30, 2011 and effective as of January 1, 2012 (the “Effective Date”), by and between Walter C. Rakowich (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”).
WITNESSETH THAT:
          WHEREAS, the Executive is currently the Chief Executive Officer of the Company and the Executive and the Company are parties to the Third Amended and Restated Employment Agreement dated January 7, 2009 which will expire by its terms on December 31, 2011( the “Prior Employment Agreement”); and
          WHEREAS, the Company and the Executive have agreed to enter into this Agreement to reflect the terms and conditions of the Executive’s continuing employment with the Company from and after the Effective Date; provided, however, that this Agreement will become effective as of the Effective Date only if the Executive remains employed by the Company on the Effective Date and only if the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., ProLogis, Upper Pumpkin LLC, New Pumpkin Inc. and Pumpkin LLC Dated as of January 30, 2011 (the “Merger Agreement”) have become effective on or prior to the Effective Date; provided, further, however, that, notwithstanding the foregoing and provided that Merger has become effective on or prior to the Effective Date, Section 5 of Appendix B of this Agreement (which is attached hereto and forms a part hereof) will become effective even if the Executive is not continuously employed by the Company on the Effective Date.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:
          1.       Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive as its co-Chief Executive Officer for the period beginning on the Effective Date and ending on December 31, 2012 or such earlier date specified in paragraph 4 hereof (the “Agreement Term”), and the Executive hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement. Unless terminated earlier in accordance with paragraph 4 hereof, the Executive’s employment with the Company will terminate automatically upon the expiration of the Agreement Term.
          2.       Performance of Services. During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its co-Chief Executive Officer. The Executive shall report to, and shall be subject to the direction of, the Board of Trustees of the Company (the “Board”). The Executive agrees that he shall perform his duties faithfully and efficiently and to the best of his abilities and shall work cooperatively with the Company’s other co-chief executive officer to achieve the strategic objectives of the Merger and the attendant synergies that have been identified for the combined businesses as a result of the Merger. In addition to other duties that may be assigned to him by the Board, it is intended that the Executive will be principally responsible for integration of the real estate portfolios, as well as for operations, dispositions, capital deployment and risk management following the Merger. The Executive’s duties may include providing services for both the Company and its affiliates, as determined by the Board; provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of a co-chief executive officer of a comparable company to the Company. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, interfere with the performance of the Executive’s duties under this Agreement, violate the terms of any of the covenants contained in paragraph 6 or 7 hereof or otherwise conflict in any material way with the business of the Company or any of its affiliates; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the prior consent of a majority of the nonemployee members of the Board.
          3.       Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services in accordance with Appendix A hereto which is incorporated herein and forms part of this Agreement.
          4.      Termination. The Executive’s employment with the Company and the Agreement Term may be terminated by the Company or the Executive prior to December 31, 2012 without any breach of this Agreement only under the circumstances described in subparagraphs 4(a) through 4(f):
                    (a)      Death. The Executive’s employment hereunder will terminate upon his death.
                    (b)      Disability. The Company may terminate the Executive’s employment hereunder upon his becoming Disabled. The Executive shall be considered “Disabled” during any period in which he is, by reason of a medically determinable physical or mental impairment, entitled to receive cash benefits (after completion of any applicable waiting period) under the Company’s long-term disability benefit plan as in effect from time to time for the Executive.
                    (c)      Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean in the reasonable judgment of the Board (i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any of its affiliates, which failure is not corrected within 30 days after written notification by the Board, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any of its affiliates, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the

Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith or with a reasonable belief that such action was in the best interest of the Company or any of its affiliates.
                    (d)      Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:
(i)	A material reduction by the Company in the Executive’s Salary or Target Bonus (as defined in Appendix A) percentage.

(ii)	A relocation of the Executive’s base office to an office that is more than 30 highway miles from the Executive’s base office on the day immediately prior to the Effective Date.

(iii)	Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.
In order for the Executive to terminate his employment hereunder for Good Reason, (x) the Executive must provide written notice to the Company of the occurrence of Good Reason within 90 days after the Executive first has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which the Executive believes constitute Good Reason; (y) the Company must fail to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (z) the Executive must resign within six months after the initial existence of such circumstances.
                    (e)      Termination by Executive Without Good Reason. The Executive may terminate his employment hereunder at any time for any reason by giving the Company at least 60 days prior written notice; provided, however, that in order for the Executive to terminate employment on account of Good Reason, the procedures in subparagraph 4(d) must be followed.
                    (f)      Termination by Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause by giving the Executive prior written notice of such termination; provided, however that in order for the Company to terminate the Executive’s employment for Cause, the procedures in subparagraph 4(c) must be followed. Notwithstanding the foregoing provisions of this subparagraph 4(f), if the Executive’s employment is terminated by the Company in accordance with this subparagraph 4(f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with subparagraph 4(c) disregarding circumstances which could have been remedied if notice had been given in accordance with subparagraph 4(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with subparagraph 4(c).
                    (g)      Termination Notice. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to subparagraph 4(a)) must be communicated by a written notice to the other party hereto which is dated, which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and, except for a termination pursuant to subparagraph 4(e) or 4(f), sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
                    (h)      Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company and its affiliates, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4 and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) determined in accordance with the default provisions thereof. Notwithstanding any other provision of this Agreement to the contrary, following delivery by the Executive of notice of termination for any reason, the Company may accelerate the Date of Termination by written notice to the Executive; provided, however, that Executive shall be entitled to receive any compensation that would have otherwise accrued between the Date of Termination specified in the Executive’s notice of termination and the Date of Termination as accelerated by the Company.
                    (i)      Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date a termination notice is delivered from one party to the other and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any, and shall continue to be entitled to compensation for such period in accordance with the terms of this Agreement. If, on the Date of Termination, the Executive is a member of the Board or the board of trustees or board of directors of any of the Company’s affiliates, or holds any other position with the Company or any of its affiliates (other than the position described in paragraph 2 hereof), the Executive shall resign from all such positions as of the Date of Termination.
          5.      Rights Upon Termination. The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the provisions Appendix B hereto which is incorporated herein and forms part of this Agreement.
          6.      Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:
                    (a)      Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.
                    (b)      To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
                    (c)      Nothing in the foregoing provisions of this paragraph 6 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of its affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.
                    (d)      For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his Date of Termination.
                    (e)      This paragraph 6 shall not be construed to unreasonably restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 18.
          7.       Noncompetition; Nonsolicitation; Nondisparagement.
                    (a)      During the Restricted Period (as defined below) the Executive will not, without the Company’s prior written consent, directly or indirectly, for the Executive’s own account or for or on behalf of any other person or entity, whether an officer, director, employee, partner, consultant or otherwise, engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below). For purposes of this Agreement:
                    (i)      The term “Restricted Period” means the period during which the Executive is employed by the Company and if the Date of Termination occurs (x) prior to December 31, 2012 as the result of termination by the Company other than for Cause or termination by the Executive for Good Reason, or (y) as the result of the expiration of the Agreement Term on December 31, 2012, the period ending on December 31, 2014. In other cases, the term Restricted Period means the period during which the Executive is employed by the Company and ending on the first anniversary of the Date of Termination.
                    (ii)      A business or entity shall be considered “Competitive with the Company” if it engages in any of the businesses in which the Company or any of its affiliates engages, including the business of providing distribution facilities or services, the acquisitions of properties for such purpose and the design of business strategies for such purpose. For purposes of the portion of the Restricted Period following the Executive’s termination of employment, the businesses in which the Company or any of its affiliates engages shall be determined as of the Executive’s termination of employment. Further, for periods after the Executive’s termination of employment, a business entity shall not be considered “Competitive with the Company” for purposes of this Agreement if it builds anything other than industrial warehouses or acquires property for purposes of developing anything other than industrial warehouses and the Executive’s investment in such business or entity does not exceed $10,000,000 with respect to any one transaction or $20,000,000 in the aggregate for all transactions for the portion of the Restricted Period following his Date of Termination.
                    (b)      During the Restricted Period, the Executive covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away any of the customers of the Company or its affiliates (or entities or individuals from which the Company or any of its affiliates receives payment for services) or employees of the Company or any of its affiliates, provided such customer or employee (i) was a customer or employee of the Company or any of its affiliates during the Executive’s employment with the Company and (ii) is a customer or employee of the Company or any of its affiliates at the time of such initiation, solicitation or diversion.
                    (c)      The Executive agrees that he shall not directly (or through any other person or entity) make any public or private statement (whether oral or in writing) that is derogatory or damaging to the Company or any of its affiliates, including, but not limited to, their businesses, activities, operations, affairs, products, services, reputation or prospects or any of their officers, employees or directors; provided, however, that this subparagraph 7(c) shall not prevent the Executive from having any communications with his immediate family or his financial and tax advisors, accountants or attorneys or from giving testimony pursuant to compulsory process of law. The Company agrees that the executive officers, members of the Board and management-level human resources employees of the Company shall not directly (or through any other person or entity) make any public statement or any statement to a third party (whether oral or written) that is derogatory or damaging to the Executive or his business reputation; provided, however, that the foregoing shall not (i) prevent such executive officers, members of the Board or management-level human resources employees of the Company from having any communications with one another or with their legal or professional advisors, or (ii) prevent the Company or any of its representatives from making disclosure that may be required under any applicable law, regulation or rule, including any rule of any securities exchange upon which any securities of the Company are listed, or giving testimony that may be required before any tribunal or administrative agency or pursuant to compulsory process of law or other applicable law.
          8.      Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date and continuing for a reasonable period after the Executive’s termination of employment, the Executive will assist the Company and its affiliates in defense of any claims that may be made against the Company and its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any of its affiliates, to the extent that such claims may relate to services performed by the Executive for the

Company and its affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any of its affiliates. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses. The Executive shall choose his legal counsel in his reasonable sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or any of its affiliates (or their actions) that may relate to services performed by the Executive for the Company or any of its affiliates, regardless of whether a lawsuit has then been filed against the Company or any of its affiliates with respect to such investigation.
          9.      Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 6 or 7 hereof and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief from a court of competent jurisdiction restraining the Executive from any actual or threatened breach of any of paragraphs 6 or 7. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
          10.      Nonalienation. Except as otherwise required by law, the interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
          11.      Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
          12.      Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. In the event of the Executive’s death prior to the date that the Executive receives payment of all amounts due and payable to the Executive under this Agreement, such amounts shall be paid to the Executive’s estate.
          13.      Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
          14.      Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

          15.      Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
          16.      Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement. Without limiting the generality of the foregoing, upon the effective time of the Merger, the Company shall take all actions necessary to ensure that the Surviving Corporation (as defined under the Merger Agreement) assumes the obligations of the Company under and with respect to this Agreement and, upon such assumption, the Surviving Corporation shall be substituted in all respects for the Company under this Agreement.
          17.      Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage pre-paid, or sent by pre-paid overnight courier to the parties at the addresses set forth below:
                    to the Company:
                    ProLogis
                    At its corporate headquarters
                    Attn: General Counsel with a copy to the Secretary
                    or to the Executive:
                    To his last address shown on the payroll records of the Company
Such notices and other communications shall be deemed given (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and (b) in the case of certified or registered U.S. mail, 5 days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
          18.      Arbitration of All Disputes. Except as otherwise provided in paragraph 9, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as otherwise expressly provided in this paragraph 18, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the

“Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
          19.     Legal and Enforcement Costs. The provisions of this paragraph 19 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with any proceeding to enforce any or all of his rights under this Agreement:
                    (a)      Subject to subparagraph 19(d) hereof, the Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred by him in connection with such enforcement, provided that the Executive shall only be reimbursed for attorneys’ fees, costs or expenses incurred after, or during the 10 day period preceding, written notice to the Company that he intends to seek recovery from the Company under this paragraph 19.
                    (b)      The Company shall advance to the Executive (or directly to the Executive’s attorneys) reasonable attorneys’ fees, experts’ fees, costs and expenses incurred by the Executive in accordance with this paragraph 19 following submission by the Executive to the Company in accordance with Section 6 of Appendix A of appropriate documentation (redacted for privilege, if appropriate) evidencing the incurrence of such attorneys’ fees, costs and expenses; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company within 90 days in the event that it is determined in accordance with subparagraph 19(d) hereof that the Executive is not entitled to recover such attorneys’ fees, costs or expenses from the Company.
                    (c)      The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 19 be reasonable.

                    (d)      With respect to any proceeding under paragraph 9 or 18, if the Executive is not successful on the merits of at least one material issue in dispute in any proceeding or to the extent that the arbitrators in such proceeding shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amounts shall have been recovered by the Executive previously, the Executive shall repay such amounts to the Company within 90 days after it is determined that he is not entitled to recover such costs or expenses from the Company. If the Executive initiated such proceeding and he is successful on the merits of at least one material issue in dispute in such proceeding, but is not successful on the merits of all material issues set forth in the Executive’s demand for arbitration in such proceeding, the Executive shall be entitled to a pro rata portion of such attorneys’ fees, costs and expenses based upon the ratio of the amount in controversy with respect to which the Executive was successful in such proceeding to the total amount in controversy pursuant to the Executive’s demand for arbitration in such proceeding, unless the arbitrators in such proceeding shall determine that under the circumstances that recovery by the Executive of such lesser amount of the Executive’s fees, costs and expenses would be unjust or inappropriate.
          20.      Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
          21.      Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and the Company, this Agreement, including any Appendices or Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and, when it becomes effective, will supersede all prior and contemporaneous agreements between the parties relating to the subject matter hereof, including, but not limited to, the Prior Employment Agreement. Notwithstanding the foregoing, paragraph 3(d) of the Prior Employment Agreement shall remain operative and shall not be superseded by the provisions of this Agreement until such time as any Incentive Awards governed by Section 3(d) of the Prior Employment Agreement become fully vested in accordance with the terms of this Agreement.
          22.      Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
          23.      Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Executive’s separation from service (within the meaning of section 409A of the Code), if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following the Executive’s separation from service, such payment shall be delayed until the first day of the seventh month following the Executive’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the Executive’s termination of employment or the Date of Termination, the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. Except as otherwise specifically provided herein, any delayed payment shall be made without liability for interest or other loss of investment opportunity.

          IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

PROLOGIS

By:

Its:

EXECUTIVE

Walter C. Rakowich

APPENDIX A
Compensation
Subject to the terms of the Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:
          1.      Salary. The Executive shall receive a base salary at the annual rate of $1,000,000 (the “Salary”) payable in installments in the same manner as salary is paid to other corporate-level senior executives of the Company.
          2.      Bonus. For the Agreement Term, the Executive may receive an annual bonus that has a target equal to 150% of his Salary (the “Target Bonus”) and such bonus shall be not less than zero and not more than 200% of his Target Bonus; provided, however, that the actual amount of the annual bonus earned by and payable to the Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Management Development and Compensation Committee of the Board (the “Committee”) and communicated to the Executive, and shall be subject to such other terms and conditions of the Company’s annual bonus plan as in effect from time to time, including the right of the Committee, in its discretion, to reduce the amount of the annual bonus following the end of the year in which such annual bonus shall have been earned. The Executive’s bonus pursuant to this Section 2 shall be paid at the same time as bonuses are paid to other similarly-situated corporate-level executives of the Company.
          3.      Incentive Awards. For 2012, the Executive shall be granted the opportunity to earn a long-term incentive award (an “Incentive Award”) having an annual aggregate value of $4,800,000 (the “Target Incentive Award”). The actual Incentive Award for 2012 will not be less than 60% or more than 160% of the Target Incentive Award based on satisfaction of performance metrics established by the Committee. The Incentive Award will be made at the same time as Incentive Awards are made to other similarly-situated corporate-level executives of the Company and, except as provided herein, shall have terms and conditions which are substantially similarly to those applicable to similarly-situated corporate-level executives of the Company.
          4.      Benefit Plans. Except as otherwise specifically provided to the contrary in the Agreement, the Executive shall be eligible to participate in the Company’s employee benefit plans, programs, policies and arrangements to the same extent and on the same terms as those benefits are provided by the Company from time to time to similarly-situated corporate-level executives of the Company whose principal residence and Company workplace is in the United States.
          5.      Restatement. In the event that the Company materially restates or otherwise materially modifies any of its financial statements, the Company and the Executive shall submit to arbitration, pursuant to paragraph 18 of the Agreement, the question of whether and in what amount, if any, compensation previously paid to the Executive based upon the satisfaction of goals and objectives established by the Committee pursuant to this Appendix A exceeded the amount of compensation that would have been paid to the Executive based upon the extent to

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which such goals and objectives actually had been satisfied, as determined based upon the restated or modified financial statements (such excess being referred to herein as the “Excess Compensation”). If it is determined pursuant to such arbitration proceeding that the Executive was paid Excess Compensation, the Executive shall pay to the Company a cash amount equal to the Excess Compensation within 30 days following the Executive’s receipt of notice of such determination. If the Executive fails to pay such cash amount to the Company within such 30-day period, the Company shall be entitled, in its discretion, (a) to set off the amount of the Excess Compensation against amounts of compensation payable, or to become payable, to the Executive by the Company, (b) cause the Executive to forfeit equity awards granted by the Company and held by the Executive having a value equal to the amount of the Excess Compensation, (c) cause the Executive to forfeit any shares of the Company acquired by the Executive (after tax withholding therefrom) upon the vesting of any awards granted by the Company having an aggregate Fair Market Value on the date of such forfeiture (after tax withholding therefrom) equal to the amount of the Excess Compensation, or (d) take any combination of the actions described in the foregoing paragraphs (a), (b) and (c). Notwithstanding the foregoing, in no event shall any such offset be applied to any compensation otherwise payable to the Executive if such offset would cause the Executive to incur accelerated taxation or tax penalties under section 409A of the Code. Notwithstanding the foregoing, if the Company establishes a “clawback” policy generally or if a “clawback” policy is applicable to the Executive as the result of applicable law, the Securities and Exchange Commission or the rules of any stock exchange on which the shares of the Company are traded, the Executive shall be subject to such alternative clawback policies.
          6.      Expense Reimbursement. The Executive is authorized to incur reasonable expenses for entertainment, travel, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for reasonable expenses so incurred in accordance with the normal practices of the Company.
          7.      Reimbursable Expenses. Any reimbursement (including any reimbursement under paragraph 8 of the Agreement or advancement under Section 9 of this Appendix A) payable to the Executive pursuant to the Agreement shall be conditioned on the submission by the Executive of all expense reports (or invoices with respect to any advancement under Section 9 of this Appendix A) reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices redacted for privilege as may be appropriate), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligibility for reimbursement during any other calendar year. The right to reimbursement pursuant to the Agreement shall not be subject to liquidation or exchange for any other benefit.
          8.      Directors and Officers Insurance. The Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for members of the Board.
          9.      Indemnity. To the maximum extent permitted applicable law, the Amended and Restated Declaration of Trust of the Company and the Amended and Restated Bylaws of the

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Company (in the case of such Declaration of Trust and Bylaws, as in effect on the Effective Date), the Company shall indemnify the Executive against, and shall pay and advance to the Executive, all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by the Executive or on behalf of the Executive, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive was serving as a director, officer, employee or agent of the Company or its affiliates or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company in the event that it is determined in accordance with this Section 9 that the Executive is not entitled to any indemnification pursuant to this Section 9.

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APPENDIX B
Rights Upon Termination
          1.      Termination for Any Reason. If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:
                    (a)      The Executive’s Salary (to the extent not previously paid) for the period ending on the Date of Termination and payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time, all payable within 30 days of the Date of Termination (or such earlier date required by applicable law).
                    (b)      If the Date of Termination occurs on or after the last day of a performance period (including as a result of termination upon expiration of the Agreement Term on December 31, 2012) and prior to the payment of the Target Bonus or other applicable bonus amount (as described in Section 2 of Appendix A) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.
                    (c)      Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements of the Company, to the extent such amounts are due from the Company.
                    (d)      Any unreimbursed business expenses payable pursuant to Section 6 of Appendix A for the period ending on such termination.
Nothing in the Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.
          2.       Death or Disability. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(a) of the Agreement (relating to the Executive’s death) or in subparagraph 4(b) of the Agreement (relating to the Executive’s being Disabled), then, in addition to the amounts payable under Section 1, the Executive shall be entitled to (a) a bonus pursuant to Section 2 of Appendix A for the fiscal year in which the Date of Termination occurs based on actual performance for such full fiscal year under the applicable bonus plan, determined solely by the achievement of those corporate financial goals and objectives established for the similarly-situated corporate-level executives of the Company including the Executive (and not upon the achievement of any additional operating, strategic or other goals or objectives established only for the Executive, and without the exercise of any negative discretion), multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such fiscal year, and the denominator of which is 365, and (b) a pro rata portion of the Incentive Award pursuant to Section 3 of Appendix A for the calendar year in which the Date of Termination occurs determined by multiplying $4,800,000 by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such calendar year, and the denominator of which is 365. Any prorated bonus payable pursuant to this Section 2 shall be payable within 30 days following the Date of Termination and any pro-rated Incentive Award payable pursuant to this Section 2 shall be paid or granted on the Date of Termination. Additionally, if the

Executive’s Date of Termination occurs pursuant to this Section 2, to the extent any incentive awards were awarded for periods prior to 2012 and are not vested or have not been paid as of the Date of Termination, such awards shall be immediately vested from and after the Date of Termination, subject, if applicable, to satisfaction of any performance conditions, without regard to the expiration of the Agreement Term, the fact that his Date of Termination occurs prior to the end of the performance period or the fact that his Date of Termination occurs prior to the date on which such awards are otherwise paid to other employees of the Company. Any payments relating to incentive awards described in the preceding sentence shall be paid within 30 days following the Date of Termination (or, if later, the date on which any applicable performance conditions are satisfied) but in no event later than the date that such awards would otherwise have been paid to similarly-situated corporate level executives of the Company.
          3.      Termination for Cause; Termination Without Good Reason. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(c) of the Agreement (relating to the Executive’s termination for Cause) or subparagraph 4(e) of the Agreement (relating to termination by the Executive’s other than for Good Reason), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Board, the Company shall have no obligation to make payments under this Agreement for periods after the Executive’s Date of Termination.
          4.      Termination for Good Reason; Termination Without Cause; Expiration of the Agreement Term. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) of the Agreement (relating to termination by the Executive for Good Reason) or subparagraph 4(f) of the Agreement (relating to termination by the Company without Cause), or if his employment terminates upon expiration of the Agreement Term on December 31, 2012, then, in addition to the amounts payable in accordance with Section 1:
                    (a)      The Executive shall receive from the Company an amount equal to the sum of (i) his Salary for the period beginning on his Date of Termination and ending on December 31, 2012 (if any), (ii) $6,000,000, and (iii) if his Date of Termination occurs pursuant to this Section 4 and other than as a result of the expiration of the Agreement Term, his Target Bonus (collectively, the “Severance Payment”). The Severance Payment shall be payable to the Executive in substantially equal payroll installments for the period commencing on his Date of Termination and ending on December 31, 2014 (the “Severance Period”) commencing on the 60th day after the Executive’s Date of Termination (the “Payment Date”); provided, however, that to the extent that, under section 409A of the Code, any portion of the Severance Payment would be treated as payment in substitution of an amount of nonqualified deferred compensation (within the meaning of section 409A of the Code) to which the Executive would have been entitled under the provisions of the Prior Employment Agreement, the amount of each installment of the Severance Payment shall be adjusted such that in no event shall there be an acceleration, further deferral or offset of an amount of nonqualified deferred compensation resulting in accelerated taxation or tax penalties under section 409A of the Code. The Company’s obligation to make payments under this subsection 4(a) shall cease with respect to periods after the breach by the Executive of any of the provisions of paragraphs 6 or 7 of the Agreement.

                    (b)      The Executive shall receive, at the Company’s expense, continuation of coverage under the medical and dental plans and arrangements of the Company in which the Executive was participating at the time of his termination of employment (the “Post-Termination Coverage”) through December 31, 2014; provided that in no event shall the benefits provided (or made available) with respect to the Post-Termination Coverage be materially less favorable than those provided to active similarly-situated corporate-level executives of the Company from time to time. For the period commencing on the Executive’s Date of Termination and ending on the 60th day thereafter, any Post-Termination Coverage shall be provided at the Executive’s expense and, if the Release Requirements (as defined below) are satisfied on the 45th day after the Date of Termination, the Executive shall be entitled to a lump sum payment in an amount equal to any contributions the Company would have made to the cost of Post-Termination Coverage for such 60-day period, which lump sum payment shall be made on the Payment Date.
                    (c)      Payment of $12,000 in a lump sum (which payment is intended to be compensation for benefits under welfare benefit plans of the Company, other than the Post-Termination Coverage, in which the Executive participates), which lump sum payment shall be made on the Payment Date.
                    (d)      The Executive shall be entitled to the Incentive Award (as described in Section 3 of Appendix A) to which he would otherwise be entitled for 2012 (and, if the Incentive Award for 2011 has not been granted as of the Date of Termination, the Incentive Award for 2011) based on actual performance for the applicable period, without regard to the expiration of the Agreement Term, the fact that his Date of Termination occurs prior to the end of the performance period or the fact that his Date of Termination occurs prior to the date on which such awards are otherwise provided to other employees of the Company. The Incentive Award shall be made to the Executive at the same time that Incentive Awards for the applicable period are otherwise provided to similarly-situated corporate-level executives of the Company and, in each case, shall be fully vested from and after the Date of Termination subject to satisfaction of any performance conditions.
                    (e)      To the extent that any incentive awards were awarded for periods prior to 2012 and are not vested or have not been paid as of the Date of Termination, such awards shall be vested from and after the Date of Termination, subject, if applicable, to satisfaction of any performance conditions, without regard to the expiration of the Agreement Term, the fact that his Date of Termination occurs prior to the end of the performance period or the fact that his Date of Termination occurs prior to the date on which such awards are otherwise paid to other employees of the Company. Any payments relating to such incentive award shall be paid within 30 days after the Date of Termination (or, if later, the date on which any applicable performance conditions are satisfied) but in no event later than the date that such awards would otherwise have been paid to similarly-situated corporate level executives of the Company.
Except as provided in subsection 4(b) (relating to continuation of Post-Termination Coverage at the Executive’s expense during the 60-day period following the Date of Termination) or subsection 4(d) (relating to Executive’s Incentive Award), payments to be made and benefits to be provided to the Executive pursuant to this Section 4 shall be provided or shall commence on the Payment Date provided that, as of the 45th day after the Executive’s Date of Termination, the Release Requirements are satisfied. In any event, if the Release Requirements are not satisfied as of the 45th date after the Executive’s Date of Termination (or, in the case of the Incentive Award to be made in accordance with subsection 4(d), the date on which the Incentive Award is to be made), the Executive shall not be entitled to any payments or benefits under this Section 4.
For purposes of this Agreement, the “Release Requirements” shall be satisfied as of any date if, as of such date, the Executive has executed a release in the form attached hereto as Exhibit A (the “Release”), the revocation period required by applicable law has expired without the Executive’s revocation of the Release and the Release has become effective.
During any period following the Executive’s Date of Termination, to the minimum extent required (if at all so required) to avoid accelerated taxation or tax penalties under section 409A of the Code and the Treasury Regulations thereunder, the Executive shall pay to the Company the additional premiums not otherwise payable by the Executive under subsection 4(b) required to continue benefits. The amount of separation payments or benefits that would have been payable to the Executive under this Section 4 during the 6-month period following the Date of Termination plus any amount paid by the Executive during such period to continue benefits shall be paid to the Executive on the first regular payroll date following the expiration of such 6-month period together with interest thereon at the short-term applicable federal rate in effect under section 1274(d) of the Code on the Date of Termination. With respect to payments under the Agreement, for purposes of section 409A of the Code, each payment will be considered one of a series of separate payments.
          5.      Special Rules for Pre-2012 Termination. If the Executive’s employment is terminated prior to January 1, 2012 under circumstances that would have entitled him to benefits under Section4 had the Date of Termination occurred on or after January 1, 2012, the Executive shall be entitled to a payment equal to $7,300,000 (representing his Salary, Target Incentive Award and Target Bonus for 2012), payable in a lump sum no later than March 15, 2012. Payments under this Section 5 shall be in addition to payments and benefits, if any, payable to the Executive under the terms of the Prior Employment Agreement as a result of his termination of employment prior to January 1, 2012.
          6.      Rights in Lieu of Other Payments. Except as may be otherwise specifically provided in an amendment of this Appendix B adopted in accordance with paragraph 12 of the Agreement, the Executive’s rights under this Appendix B shall be in lieu of any payments or benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment. For the avoidance of doubt, payments under this Appendix B are not in lieu of any payments or benefits to which the Executive may become entitled under the terms of the Prior Employment Agreement as a result of a termination of employment occurring prior to January 1, 2012.
          7.      Mitigation; No Offset. The Executive shall not be required to mitigate the amount of any payment provided for in the Agreement by seeking other employment. Notwithstanding the foregoing, if, following the Date of Termination, the Executive, through subsequent employment or service, becomes eligible to receive any employee benefit that is comparable to an employee benefit being provided to the Executive by the Company pursuant to subsection

4(b) above, the Company’s obligation to continue to provide such employee benefit to the Executive pursuant to subsection 4(b) above shall cease. As soon as practicable after the Executive becomes eligible for any such employee benefit, he shall notify the Company in writing of such eligibility. Except as provided in accordance with Section 5 of Appendix A (relating to restatements), the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

EXHIBIT A
AGREEMENT AND GENERAL RELEASE
          THIS AGREEMENT AND GENERAL RELEASE (this “Agreement” or this “Release”) is made and entered into as of this ___ day of ________, ____, by and between ProLogis (“ProLogis”), and Walter C. Rakowich (the “Executive”).
          FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
          1.      Termination of Employment. ProLogis and the Executive agree that the Executive’s employment with ProLogis will cease, effective on _______________, which shall be referred to herein as the “Date of Termination.” The Executive’s participation in all ProLogis benefit plans will cease on the Date of Termination, except as otherwise expressly provided in the Employment Agreement, dated January ___, 2011 and effective as of January 1, 2012, between ProLogis and the Executive (the “Employment Agreement”), or as otherwise specifically provided under the applicable plan. In addition, the Executive’s current ProLogis email and telephone accounts will remain active and useable by the Executive until the Date of Termination. The Executive further agrees that he will not hereafter seek reinstatement, recall or reemployment with ProLogis.
          2.      Severance Payments and Benefits. The Executive shall receive the severance payments and benefits to which he is entitled pursuant to the Employment Agreement in accordance with the terms and subject to the conditions thereof, which are summarized on the Schedule attached hereto.
          3.      General Release. In consideration of the payments to be made by ProLogis to the Executive in Paragraph 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges ProLogis, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “ProLogis Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the ProLogis Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Colorado Anti-Discrimination Act, and other similar state or local laws; the

Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with ProLogis, the termination of his employment with ProLogis, or involving any continuing effects of his employment with ProLogis or termination of employment with ProLogis. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Colorado. The foregoing release and discharge under this Paragraph 3 to the contrary notwithstanding, the Executive does not release or discharge any ProLogis Released Party respecting (i) the Executive’s rights to indemnification and coverage under applicable directors and officers liability insurance pursuant to Sections 8 and 9, respectively, of Appendix A to Employment Agreement, as well as any rights to reimbursement or recovery of expenses pursuant to Section 7 of Appendix A to the Employment Agreement, (ii) all accrued and vested benefits under all employee pension and welfare benefit plans (within the meaning of sections 3(1) and 3(2)(A) of ERISA) in which the Executive participated immediately prior to the Date of Termination, (iii) such rights and benefits as may not be released pursuant to applicable law, or (iv) any rights to continuing payments, vesting or other consideration under Sections of Appendix B of the Employment Agreement.
          4.      Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
          5.      Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

          6.       Waiver. A waiver by ProLogis of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of ProLogis.
          7.       Return of ProLogis Materials. The Executive represents that he has returned all ProLogis property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Agreement, including but not limited to a laptop computer, printer, cellular phone, keys and credit card. The Executive’s rolodex (or other tangible or electronic address book) and his cellular telephone number are the Executive’s personal property.
          8.       Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
                    (a)      this Agreement is written in a manner understood by the Executive;
                    (b)      this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
                    (c)      the Executive has not waived any rights arising after the date of this Agreement;
                    (d)      the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
                    (e)      the Executive has been advised to consult with an attorney prior to executing this Agreement.
          9.       Consideration and Revocation. The Executive is receiving this Agreement on _________________, and Executive shall be given twenty one (21) days from receipt of this Agreement to consider whether to sign the Agreement. The Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Agreement in writing to [insert title of officer of the Company] and this Agreement shall not take effect until those seven (7) days have ended.
          10.       Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and ProLogis.
          11.       Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

          12.      Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party, except that ProLogis will honor any written instructions about the direction of severance payments included in the Executive’s will or other estate planning documents.
          13.      Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Colorado.
          14.      Execution of Release. This Release may be executed in two counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
          PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
          If the Executive signs this Agreement less than 21 days after he receives it from ProLogis, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the ProLogis.
          IN WITNESS WHEREOF, the Executive and PROLOGIS have voluntarily signed this Agreement and General Release on the date set forth above.

ProLogis	Executive

By:

Its:

Walter C. Rakowich

Date	Date

SCHEDULE

Agreement Paragraph	Description, $ Amount, Benefit